CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2026, with respect to the consolidated financial statements included in the Annual Report of D-Wave Quantum Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of D-Wave Quantum Inc. on Forms S-3 (File No. 333-278449, 333-278450, 333-286008), Form S-3ASR (File No. 333-292825) and on Forms S-8 (File No. 333-267843, 333-292824).

/s/ GRANT THORNTON LLP

Bellevue, Washington
February 26, 2026